As filed with the Securities and Exchange Commission on September 24, 1997
                                                  Registration No. 333-_________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                              -------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                              -------------------

                          CITADEL HOLDING CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

                              -------------------

           DELAWARE                                         95-3885184
(State or Other Jurisdiction of                           (I.R.S. Employer
Incorporation or Organization)                            Identification No.)

                              -------------------

                       550 South Hope Street, Suite 1825
                         Los Angeles, California  90071
                                 (213) 239-0540
   (Address, Including Zip Code, of Registrant's Principal Executive Offices)

                              -------------------

                  1996 Nonemployee Director Stock Option Plan
                            (Full Title of the Plan)

                              -------------------

                               S. CRAIG TOMPKINS
                                   Secretary
                          CITADEL HOLDING CORPORATION
                       550 South Hope Street, Suite 1825
                         Los Angeles, California  90071
                                 (213) 239-0540

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

                              -------------------

                                With a copy to:
                              DHIYA EL-SADEN, ESQ.
                          Gibson, Dunn & Crutcher LLP
                             333 South Grand Avenue
                         Los Angeles, California  90071
                                 (213) 229-7000

                              -------------------

                                   CALCULATION OF REGISTRATION FEE
============================================================================================================
  Title of Securities       Amount to      Proposed Maximum     Proposed Maximum      Amount of
   to be Registered      be Registered     Offering Price per        Aggregate       Registration
                                                 Share           Offering Price          Fee
------------------------------------------------------------------------------------------------------------
    Common Stock          300,000 shares(1)      $(2)             $1,110,000.00 (2)     $338.00 (2)
============================================================================================================

(1) Pursuant to Rule 416, also being registered are additional shares of common stock as may become available under the 1996 Nonemployee Director Stock Option Plan through the operation of anti-dilution provisions.
(2) Price per share and aggregate offering price are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) of the Securities Act of 1933, as amended, as follows: $19.00 with respect to 20,000 shares of Common Stock that are currently under option, based on the price of $3.00 at which the options may be exercised; and $319.00 with respect to 280,000 shares of Common Stock, based on a price of $3.75 per share, the average of the high and low prices of the Common Stock of Citadel Holding Corporation (the "Company"), as reported on the American Stock Exchange on September 17, 1997.

                                EXPLANATORY NOTE

     This Registration Statement is being filed by Citadel Holding Corporation ("Citadel" or the "Company") in order to register 300,000 shares of Common Stock (the "Common Stock" or the "Securities") which have been reserved for issuance under the Citadel Holding Corporation 1996 Nonemployee Director Stock Option Plan (the "Plan"). The additional shares of Common Stock that may become available for purchase in accordance with the provisions of the Plan in the event of certain changes in the outstanding shares of the Company's Common Stock, including, among other things, stock dividends, stock splits, reverse stock splits, reorganizations and recapitalizations, are also being registered.

     The material which immediately follows constitutes a reoffer prospectus, prepared on Form S-3, in accordance with General Instruction C to Form S-8, to be used in connection with resales of Securities acquired under the Plan by persons who may be considered affiliates of Citadel, as defined in Rule 405 under the Securities Act of 1933, as amended.

REOFFER PROSPECTUS

                          CITADEL HOLDING CORPORATION
                                  COMMON STOCK
                                ($.01 PAR VALUE)
                                 300,000 SHARES


     This Prospectus relates to 300,000 shares of Common Stock, par value $.01 per share ("Common Stock" or the "Securities"), of Citadel Holding Corporation, a Delaware corporation ("Citadel" or the "Company"), which have previously been issued or may in the future be issued pursuant to awards granted under the 1996 Nonemployee Director Stock Option Plan, as amended (the "Plan"), and which may be offered for resale from time to time by, certain Nonemployee Directors of the Company named in "Selling Stockholders" and Annex 1 hereto (the "Selling Stockholders").

     The Company will not receive any of the proceeds from the sale of the Common Stock offered hereby. The Company will pay all of the expenses associated with this Prospectus. The Selling Stockholders will pay all selling and other expenses, if any, associated with any sale of the Securities.

     SEE "RISK FACTORS" ON PAGE 2 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE SECURITIES.

     The Common Stock is listed on the American Stock Exchange (Symbol: CDL).

                        ________________________________

           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
              THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                  EXCHANGE COMMISSION OR ANY STATE SECURITIES
                      COMMISSION PASSED UPON THE ACCURACY
                      OR ADEQUACY OF THIS PROSPECTUS.  ANY
                       REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.
                        _______________________________


               THE DATE OF THIS PROSPECTUS IS SEPTEMBER 24, 1997.

                             AVAILABLE INFORMATION

     The Company has filed a Registration Statement on Form S-8 relating to the Plan (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities covered by this Prospectus. This Prospectus omits certain information and exhibits included in the Registration Statement, a copy of which may be obtained upon payment of a fee prescribed by the Commission or may be examined free of charge at the principal office of the Commission in Washington, D.C.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed with the Commission by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60606-2511 and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically at http://www.sec.gov.

     The Company's Common Stock is listed on the American Stock Exchange (Symbol: CDL), and reports and information concerning the Company can be inspected at such exchange located at 86 Trinity Place, New York, New York 10006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by the Company with the Commission are by this reference incorporated in and made a part of this Prospectus:

     (1) The Company's Annual Report on Form l0-K for the fiscal year ended December 31, 1996, including the Financial Statements and the Financial Statement Schedule and the Report of Deloitte & Touche LLP, Independent Auditors;

     (2) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997;

     (3) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A; and

     (4) All reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Copies of all documents which are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents or into this Prospectus) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon a written or oral request to Citadel Holding Corporation, Attention: Secretary, 550 South Hope Street, Suite 1825, Los Angeles, California 90071, telephone number (213) 239-0540.

                                  RISK FACTORS

     Prospective investors should consider carefully the information incorporated by reference into this Prospectus before purchasing the Securities offered hereby.

                                  THE COMPANY

     The Company's principal executive offices are located at 550 South Hope Street, Suite 1825, Los Angeles, California 90071, and its telephone number is
(213) 239-0540. Additional information regarding the Company is set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (which is incorporated herein by reference).

                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Securities offered hereby.

                              SELLING STOCKHOLDERS

     The table attached as Annex I hereto sets forth, as of September 23, 1997 or a subsequent date if amended or supplemented: (a) the name of each Selling Stockholder and his or her relationship to the Company during the last three years; (b) the number of shares of Common Stock each Selling Stockholder beneficially owned prior to this offering; (c) the number of Securities offered pursuant to this Prospectus by each Selling Stockholder; and (d) the amount and the percentage of the Company's Common Stock that would be owned by each Selling Stockholder after completion of this offering. The information contained in Annex I may be amended or supplemented from time to time.

                              PLAN OF DISTRIBUTION

     Sales of the Securities offered hereby may be made on the American Stock Exchange, the over-the-counter market or otherwise at prices and on terms then prevailing or at prices related to the then current market price, or in negotiated transactions. In addition, any Securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. The Company will not receive any part of the proceeds of the sales made hereunder. All expenses associated with this Prospectus are being borne by the Company, but all selling and other expenses incurred by a Selling Stockholder will be borne by such Stockholder.

     There is no assurance that any of the Selling Stockholders will offer for sale or sell any or all of the Securities covered by this Reoffer Prospectus.

                     INTEREST OF NAMED EXPERTS AND COUNSEL

     The validity of the shares of Common Stock covered by the Registration Statement has been passed upon for the Company by Gibson, Dunn & Crutcher LLP.

     The financial statements of the Company as of December 31, 1996, 1995 and 1994 and for the years ended December 31, 1996, 1995 and 1994, and the financial statement schedule of the Company for the three-year period ended December 31, 1996, have been incorporated by reference herein and in the registration statement in reliance upon the reports of Deloitte & Touche LLP, independent certified public accountants, dated February 18, 1997, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                    ANNEX I

                                                                                                        Shares to be Beneficially
                                                                                                        Owned upon Completion of
                                                          Shares of Common Stock                              Offering(1)(2)
                        Relationship to Company During   Beneficially Owned as of    Shares Offered     --------------------------
Selling Stockholder           Last Three Years            September 23, 1997(1)         Hereby(1)         Number          Percent
-------------------     ------------------------------    ---------------------      ---------------    ----------       ---------
Alfred Villasenor,                 Director                      10,000                  10,000              0                0%
 Jr.
Ronald I. Simon                    Director                      10,000                  10,000              0                0%

__________________________
(1) All options to acquire shares are exercisable immediately.

(2) Assumes that all outstanding options under the Plan are exercised and all shares offered hereby are sold, that no additional shares will be acquired and that no shares other than those offered hereby will be sold.

                                    PART II


               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents heretofore filed by the Company with the Commission are by this reference incorporated in and made a part of this Registration
Statement:

     (1) The Company's Annual Report on Form l0-K for the fiscal year ended December 31, 1996, including the Financial Statements and the Financial Statement Schedule and the Reports of Deloitte & Touche LLP, Independent Auditors;

     (2) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997;

     (3) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A; and

     (4) All reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of Delaware empowers the Registrant to indemnify, subject to the standards set forth therein, any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that the person is or was a director, officer, employee or agent of the Registrant, or is or was serving as such with respect to another corporation at the request of the Registrant. The General Corporation Law of Delaware also provides that the Registrant may purchase insurance on behalf of any such director, officer, employee or agent. The Registrant's By-laws provide that the Registrant shall, to the fullest extent permitted by applicable law, indemnify its directors and officers with respect to certain threatened, pending or completed actions, suits or proceedings.

     The Registrant maintains an insurance policy pursuant to which the directors and officers of the Registrant are insured, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of their being or having been such directors and officers.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8.  EXHIBITS.


          Exhibit No.           Description
          -----------           -----------
              5.1               Opinion of Gibson, Dunn & Crutcher LLP
             23.1               Consent of Deloitte & Touche LLP
             23.2               Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)
             24.1               Power of Attorney (included on Signature Page)
             99.1               Citadel Holding Corporation 1996 Nonemployee Director Stock Option Plan
             99.2               Form of Citadel Holding Corporation Stock Option Agreement

ITEM 9.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Los Angeles, State of California, on this 24th day of September, 1997.


                                 CITADEL HOLDING CORPORATION

                                 By:/s/ S. Craig Tompkins
                                    ----------------------------
                                    S. Craig Tompkins
                                    Corporate Secretary/Treasurer and
                                    Principal Accounting Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints S. Craig Tompkins and James J. Cotter his true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might, or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

            Signature                                   Title                                     Date
-------------------------------------------   ------------------------------------   -----------------------------------------
         /s/ Steve Wesson
       ---------------------------            President and Chief Executive                     September 24, 1997
       (Steve Wesson)                         Officer (Principal Executive
                                              Officer)
         /s/ S. Craig Tompkins
       ---------------------------            Vice Chairman of the Board,                       September 24, 1997
       (S. Craig Tompkins)                    Corporate Secretary/Treasurer and
                                              Principal Accounting Officer
                                              (Principal Accounting and Financial
                                              Officer)
         /s/ James J. Cotter
       ---------------------------            Director, Chairman of the Board                   September 24, 1997
       (James J. Cotter)


         /s/ Alfred Villasenor, Jr.
       ----------------------------           Director                                          September 24, 1997
       (Alfred Villasenor, Jr.)


       -----------------------------
       (Ronald I. Simon)                      Director